EXHIBIT 3.9

ARTICLES OF ORGANIZATION

OF

SOCAR, INC.

(Now known as New Millennium Building Systems, Inc.)(2)

1.              The name of the proposed corporation is Socar, Inc.

2.              The initial registered office of the corporation is National Cemetery Road located near the city of Florence, county of Florence and the State of South Carolina and the name of its initial registered agent at such address is Frank S. Key, Jr.

3.              The period of duration of the corporation shall be perpetual.

4.              The corporation is authorized to issue shares of stock as follows:

Class of Shares	Authorized No. of each Class	Par Value
Common	200,000	$1.00

If shares are divided into two or more classes or if any class of shares is divided into series within a class, the relative rights, preferences, and limitations of the shares of each class, and of each series within a class, are as follows:

Common Stock Only

5.              Total authorized capital stock is $200,000.00.

6.              It is represented that the corporation will not begin business until there has been paid into the corporation the minimum consideration for the issue of shares, which is $1,000.00 of which at least $500.00 is cash.

7.              The number of directors constituting the initial board of directors of the corporation is 3, and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors be elected and qualify are:

Richard L. Thimgan	Florence, S.C.
Robert E. Hutchinson	Florence, S.C.
Frank S. Key, Jr.	Florence, S.C.

8.              The general nature of the business for which the corporation is organized is to engage in general steel fabrication business and construction trades

8.              The name and address of each incorporator is:

Name	Street & Box No.	City	County	State
Richard L. Thimgan		Florence	Florence	S.C.
Robert E. Hutchinson	100 Beverly Drive	Florence	Florence	S.C.
Frank S. Key, Jr.	824 Park Ave	Florence	Florence	S.C.

(2)  Pursuant to Articles of Amendment filed April 12, 2006, the name of the corporation was changed to New Millennium Building Systems, Inc.